EXHIBIT 99.1

Immunomedics Announces Third Quarter Fiscal 2012 Results and Clinical Program Developments

MORRIS PLAINS, N.J., May 8, 2012 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the third quarter ended March 31, 2012. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Third Quarter Fiscal 2012 Results

The Company reported total revenues of $1.0 million and a net loss of $7.3 million, or $0.10 per basic share for the third quarter of fiscal year 2012, which ended on March 31, 2012. This compares to total revenues of $1.1 million and a net loss attributable to Immunomedics Inc. stockholders of $7.5 million, or $0.10 per basic share for the same quarter last fiscal year. The slight decrease in revenues was primarily due to lower sales volume of LeukoScan® in Europe.

For the first nine months of the 2012 fiscal year, the Company reported total revenues of $31.8 million as compared to total revenues of $3.6 million for the same period last fiscal year. The increase of $28.2 million this period primarily resulted from the $28.4 million license fee revenue from an amendment to the Licensing Agreement with UCB, which provides UCB the flexibility to sublicense epratuzumab to a third party for non-cancer indications in certain territories.

Net income attributable to Immunomedics Inc. stockholders for the nine-month period ended March 31, 2012 was $8.3 million, or $0.11 per basic share, as compared to a net loss attributable to Immunomedics Inc. stockholders of $17.4 million, or $0.23 per basic share, for the same period in fiscal 2011. The increase in net income of $25.7 million this period was primarily due to the license fee revenue from the UCB sublicensing amendment, offset in part by $2.9 million in other income from the Federal government's Qualifying Therapeutic Discovery Project program during last fiscal period.

As of March 31, 2012, the Company had $39.1 million of cash and cash equivalents.

"We are pleased that expenses this quarter were in line with our expectations and our cash position has been strengthened by the $30 million cash receipt in January 2012 from the UCB sublicensing amendment," commented Gerard G. Gorman, Senior Vice President Finance and Chief Financial Officer. "We have initiated the new Phase Ib trial of clivatuzumab in pancreatic cancer patients who have failed at least two prior therapies. As a result of the further clinical development of clivatuzumab in advanced pancreatic cancer, we expect future cash requirements to be higher."

The Company's key clinical developments and future planned activities:

Epratuzumab tetraxetan

  Initial clinical experience of 90Y-labeled epratuzumab combined with veltuzumab in patients with aggressive lymphoma will be reported in an oral presentation at the 59th Annual Meeting of the Society of Nuclear Medicine (SNM) on Wednesday, June 13, 2012.

Clivatuzumab tetraxetan

  The new Phase Ib trial of 90Y-labeled clivatuzumab in patients with pancreatic cancer who have failed at least two prior therapies has been initiated.
  The planned Phase III trial has been postponed until the new Phase Ib trial has been completed. The Company believes this is not only responsive to our advisors' recommendations, but may ultimately provide a shortened clinical development program for this promising agent in pancreatic cancer therapy, especially since our first Phase I study of the radiolabeled antibody given by itself to patients relapsing to prior therapies showed evidence of therapeutic activity.
  Full survival data from the Phase Ib/II frontline study of yttrium-90-labeled clivatuzumab combined with gemcitabine in advanced pancreatic cancer will be presented at the following medical conferences:

-- 2012 Annual Meeting of the American Society of Clinical Oncology – Monday, June 4, 2012, poster presentation

-- 59th Annual Meeting of SNM – Wednesday, June 13, 2012, oral presentation

-- 14th World Congress on Gastrointestinal Cancer organized by the European Society of Medical Oncology – Wednesday, June 27, 2012, oral presentation.

Veltuzumab

  Takeda-Nycomed is expected to enroll patients with rheumatoid arthritis into the Phase II VELVET study in the second half of 2012.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 199 patents issued in the United States and more than 400 foreign patents, protects our product candidates and technologies.  For additional information on us, please visit our website at www.immunomedics.com.  The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995.  Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein.  Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission.  The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	March 31, 2012	June 30, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$ 39,050,635	$ 27,097,610
Accounts receivable, net of allowance for doubtful accounts	618,896	736,980
Inventory	499,345	289,604
Other receivables	659,981	974,331
Prepaid expenses	705,821	514,388
Other current assets	656,495	644,705
	42,191,173	30,257,618

Property and equipment, net	2,730,550	3,456,150
Value of life insurance policies	609,505	581,005
Other long-term assets	30,000	30,000

	$ 45,561,228	$ 34,324,773

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other accrued expenses	$ 5,506,301	$ 5,548,318
Other liabilities	1,276,333	1,134,492
Stockholders' equity	38,778,594	27,641,963

	$ 45,561,228	$ 34,324,773

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011

Revenues:
License fees and other revenues	$ --	$ 14,350	$ 28,418,000	$ 89,350
Product sales	768,362	848,819	2,692,655	2,707,933
Research & development	202,341	233,882	660,132	797,116
Total Revenues	970,703	1,097,051	31,770,787	3,594,399
Costs and Expenses	8,576,746	9,109,585	23,344,186	24,823,051
Operating (Loss) Income	(7,606,043)	(8,012,534)	8,426,601	(21,228,652)
Interest and Other Income	91,343	483,294	35,462	3,851,720
(Loss) Income before Income Tax Benefit (Expense)	(7,514,700)	(7,529,240)	8,462,063	(17,376,932)
Income Tax Benefit (Expense)	216,714	(73,910)	(220,000)	(119,133)
Net (Loss) Income	(7,297,986)	(7,603,150)	8,242,063	(17,496,065)
Net Loss attributable on noncontrolling interest	(31,705)	(145,944)	(84,416)	(145,944)
Net (Loss) Income attributable to Immunomedics, Inc. stockholders	$ (7,266,281)	$ (7,457,206)	$ 8,326,479	$ (17,350,121)

Net (Loss) Income per Common Share attributable to Immunomedics, Inc. stockholders:
Basic	$ (0.10)	$ (0.10)	$ 0.11	$ (0.23)
Diluted	$ (0.10)	$ (0.10)	$ 0.11	$ (0.23)

Weighted average number of common shares outstanding:
Basic	75,490,716	75,317,976	75,461,341	75,291,963
Diluted	75,490,716	75,317,976	76,135,766	75,291,963
CONTACT: For More Information:
         Dr. Chau Cheng
         Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com